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                                   Exhibit 21

                 LIST OF SUBSIDIARIES OF HARRIS INTERACTIVE INC.


            - GSBC Ohio Corporation, an Ohio Corporation

            - Louis Harris & Associates, Inc., a New York Corporation

            - Harris Interactive International inc., a Delaware Corporation

            - Harris Interactive Japan K.K.